Exhibit 99.4

[Letterhead of Anthony Thompson]

October 24, 2008

By First Class US Mail and Federal Express	By Hand
Grubb & Ellis Company	Grubb & Ellis Company
1551 North Tustin Avenue, Suite 300	c/o National Registered Agents, Inc.
Santa Ana, CA 92705	160 Greentree Drive, Suite 101
Attention: Andrea R. Biller, Secretary (or any successor Secretary)	Dover, DE 19904 Attention: Andrea R. Biller, Secretary (or any successor Secretary)

Re:                              Demand For Inspection of  Books and Records of Grubb & Ellis Company Pursuant to 8 Del. C. § 220

Dear Secretary:

As you are aware, I am a  record and beneficial holder of shares of the common stock, par value $0.01, of Grubb & Ellis Company, a Delaware corporation (the “Company”).

Pursuant to Section 220 of the Delaware General Corporation Law, I hereby demand the right (by my attorneys, consultants, or other agents), during the usual hours of business, to inspect the following books, records and other documents of the Company and to make copies or extracts therefrom, by no later than 5 business days from the date of this letter.

Documents Requested.

1.                                       A list of the stockholders of the Company (in hard copy and on compact disc, or similar electronic media), certified by its transfer agent, showing the name and address of each stockholder who is entitled to vote for the election of directors of the Company and the number of shares of stock registered in the name of each stockholder, as of the most recent record date for which it has been compiled and as of the record date of the annual stockholder meeting of the Company scheduled for December 3, 2008 (the “Annual Meeting”).

2.                                       All information in, or which comes into, the possession or control of the Company, or which can be obtained from nominees of any central certificate depository system, or from banks, brokers or dealers, concerning the number and identity of the actual beneficial owners of the Company’s stock including, but not limited to, a breakdown of any holdings in the name of CEDE & Co. or any other similar nominee of a central certificate depository system and any omnibus proxies or respondent bank listings from such entities, in each case, including an update in full as of the record date for the Annual Meeting, and as of the conclusion of the Annual Meeting.

3.                                       All information in, or which comes into, the possession or control of the Company, or which can be obtained from brokers, dealers, banks, clearing agencies, voting trustees, inspectors of election, or other nominees concerning the names, addresses and number of shares of record and/or the non-objecting beneficial owners and consenting beneficial owners of the stock of the Company, in each case, including an update in full as of the record date for the Annual Meeting and as of the conclusion of the Annual Meeting.

4.                                       A list of stockholders of the Company who are participants in any Company employee stock ownership, stock purchase, stock option, retirement, restricted stock, incentive, profit sharing, dividend reinvestment or any similar plan in which voting of stock under the plan is controlled, directly or indirectly, individually or collectively, by such plan’s participants, showing (i) the name and address of each such participant, (ii) the number of shares of stock attributable to each such participant in any such plan, and (iii) the method to communicate with each such participant, as well as the name, firm and phone number of the trustee or administrator of such plan, and a detailed explanation of the treatment not only of shares for which the trustee or administrator receives instructions from participants, but also shares for which either they do not receive instructions or shares which are outstanding in the plan but are unallocated to any participant.

Purpose.  I seek the documentary materials and other information identified above in connection with my intention to run a proxy contest to (i) elect three Class A directors to the Board of Directors of the Company at the Annual Meeting, as further described in my letter to the Company, dated October 24, 2008 (the “Letter”), nominating the director candidates to stand for election at the Annual Meeting and (ii) amend the Amended and Restated Bylaws of the Company in the manner set forth in the Letter.

*	*	*

I will bear the reasonable costs incurred by the Company in connection with the inspection and copying requested herein.

Because of the imminence of the Annual Meeting, I request that you waive the notice period of 5 business days provided by law and make the stockholder list materials requested above available to me immediately so that the stockholders of the Company may have the fullest opportunity to consider the relevant soliciting materials expected to be issued.  Please advise immediately whether you will voluntarily supply the requested information.

I hereby authorize Kenneth J. Baronsky of Milbank, Tweed, Hadley & McCloy LLP, Stephen E. Jenkins and Richard I. G. Jones, Jr. of Ashby & Geddes, and Richard Grubaugh of

D.F. King & Co., Inc. and their respective partners, associates, employees and any other persons designated by them, acting together, singly or in combination, to conduct, as my agents, the inspection and copying requested herein and otherwise to act on my behalf pursuant to the attached power of attorney.

Please have your counsel advise my counsel where and when the aforementioned books, records and other documents will be available for inspection and copying. Mr. Baronsky can be reached at Milbank, Tweed, Hadley & McCloy LLP, 601 South Figueroa Street, Suite 3000, Los Angeles, CA 90017 (Telephone:  213-892-4333; Facsimile:  213-892-4733; E-mail:  kbaronsky@milbank.com).  Mr. Jenkins and Mr. Jones may be reached at Ashby & Geddes, P.O. Box 1150, 500 Delaware Avenue, Wilmington, DE 19899 (Telephone: 302-654-1888; Facsimile: 302-654-2067; E-mail: sjenkins@ashby-geddes.com or rjones@ashby-geddes.com, respectively).

Very truly yours,

/s/ Anthony W. Thompson

Anthony W. Thompson

Verification and Power of Attorney

State of California

County of Orange

BE IT REMEMBERED that, the undersigned, Anthony W. Thompson personally appeared before me, who being duly sworn, deposes and says:

1.                                       That the foregoing is the undersigned’s letter of demand for the inspection of designated stocklist materials and books and records of the Company and that the statements made in such letter are true and correct.

2.                                       That the letter designates (a) Milbank, Tweed, Hadley & McCloy LLP and Kenneth J. Baronsky; (b) Ashby & Geddes, Stephen E. Jenkins and Richard I. G. Jones, Jr.; and (c) D.F. King & Co., Inc. and Richard Grubaugh; and their respective partners, associates, employees, and other persons to be designated by them, acting together, singly, or in combination, as the undersigned’s attorney or agent to conduct such inspection, and that the foregoing and this verification are the undersigned’s power of attorney authorizing the foregoing persons to act on behalf of the undersigned.

/s/ Anthony W. Thompson
Anthony W. Thompson

SWORN TO AND SUBSCRIBED BEFORE ME

this 24th day of October, 2008

/s/ Amy Tracey
Notary Public